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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

                                                                Jurisdiction
Subsidiary                                                     of Organization                Ownership

Beijing SINA Information Technology Co., Ltd.            People's Republic of China            99.35%

Rich Sight Investment Limited                                    Hong Kong                       100%

SINA.com Online                                           United States of America               100%

Beijing SINA Internet Technology Service Co., Ltd.       People's Republic of China              100%

Shanghai SINA Online Information Technology Co., Ltd.    People's Republic of China              100%

SINA.com (Hong Kong) Limited                                     Hong Kong                       100%

SINA.com (B.V.I.) Ltd.                                      British Virgin Islands               100%

Memestar Limited                                            British Virgin Islands               100%

Shanghai SINA Technology Service Co. Ltd.                People's Republic of China              100%

Star-Village.com (Beijing) Internet Technology Limited   People's Republic of China              100%

Shanghai NC-SINA Information Technology Co. Ltd.         People's Republic of China               51%